UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement

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☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

MARINE PRODUCTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

MARINE PRODUCTS CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2022 Annual Meeting of Stockholders of Marine Products Corporation, a Delaware corporation (“Marine Products” or the “Company”), will be held at 2170 Piedmont Road, NE, Atlanta, Georgia, on Tuesday, April 26, 2022, at 12:00 Noon, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1.	To elect the three Class III nominees identified in the attached Proxy Statement to the Board of Directors;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Proxy Statement dated March 15, 2022 is attached.

The Board of Directors has fixed the close of business on March 1, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

As permitted by the U.S. Securities and Exchange Commission rules, the Company is making the proxy materials relating to the Annual Meeting, including this Proxy Statement and the Company’s 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”), available to our stockholders electronically via the Internet. On or about March 15, 2022, we mailed to our stockholders an Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2022 (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. The Notice instructs you on how to access and review all important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 26, 2022: The 2022 Proxy Statement and 2021 Annual Report on Form 10-K to security holders are available at https://www.proxy-direct.com/geo-32585.

Voting can be completed in one of four ways:

• Returning the Proxy Card by Mail	• Via Telephone at 1-800-337-3503
• Online at https://www.proxy-direct.com/geo-32585	• Attending the meeting to vote In Person

BY ORDER OF THE BOARD OF DIRECTORS

Ben M. Palmer
Corporate Secretary

Atlanta, Georgia
March 15, 2022

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may vote your proxy by telephone or over the Internet by following the instructions on your proxy card or Notice. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

PROXY STATEMENT

We are furnishing the proxy materials to stockholders on or about March 15, 2022. The Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2022, Proxy Statement and the Annual Report on Form 10-K are available at https://www.proxy-direct.com/geo-32585.

The following information concerning the proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 26, 2022 is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

SOLICITATION OF AND POWER TO REVOKE PROXY

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors and in favor of ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

A stockholder executing and delivering a proxy has power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if they so elect, by contacting either proxy holder, by timely submitting a later dated proxy changing their vote, or by attending the meeting and voting in person. However, a beneficial stockholder who holds his shares in street name must secure a proxy from their broker before they can attend the meeting and vote. All costs of solicitation have been, and will be, borne by the Company.

HOUSEHOLDING AND DELIVERY OF NOTICE OR PROXY MATERIALS

The Company has adopted the process called “householding” for any notice or proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the notice or proxy materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to the Company at 2801 Buford Highway NE, Suite 300, Atlanta, GA 30329 or by calling 404-321-7910. Eligible stockholders of record receiving multiple copies of the proxy materials can request householding by contacting the Company in the same manner.

CAPITAL STOCK

The outstanding capital stock of the Company on March 1, 2022 consisted of 34,145,979 shares of Common Stock, par value $0.10 per share. Holders of Common Stock are entitled to one vote (non-cumulative) for each share of such stock registered in their respective names at the close of business on March 1, 2022, the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the General Corporation Law of the state of Delaware, the following votes are needed for approval of each proposal:

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTION AND BROKER NON-VOTES

Proposal No. 1: The election of three Class III director nominees to serve as directors of the Company until our 2025 annual meeting of stockholders or until their successors are duly elected and qualified.

The election of the director nominees named herein will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election provided that a quorum is present at the Annual Meeting.

In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions or broker non-votes) are relevant to the outcome. In this case, the three nominees receiving the most votes will be elected.

Proposal No. 2: To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2022.

Abstentions will have the effect of a vote against this proposal.

Broker non-votes will have no effect on this proposal and will be disregarded.

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record and beneficially by officers and directors of the Company and their affiliates, which in the aggregate represent approximately 76 percent of the outstanding shares of Common Stock, will be voted for the nominees and for the ratification of the appointment of the Company’s independent registered public accounting firm.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Company’s Board of Directors (Board) has an Audit Committee, Executive Committee, Human Capital Management and Compensation Committee and a Nominating and Corporate Governance Committee (Committees).  The Board has adopted written charters for these Committees which are all available on our website at www.marineproductscorp.com under the section titled Governance.

Under our Corporate Governance Guidelines, directors are expected to attend all regular and special meetings of the Board and Board committees upon which they serve. Directors are also expected to attend the Annual Stockholders Meeting. Each incumbent director attended at least 75 percent of the aggregate of all Board meetings and meetings of the Board committees on which they served during 2021, and all members of the Board at that time attended last year’s Annual Stockholders Meeting.

The following table shows the current membership (M) and chairperson (C) of the Board and each of the Board committees, the number of Board and Board committee meetings held in 2021 and actions taken by unanimous written consent in lieu of meetings:

				Human Capital	Nominating
				Management	and
				and	Corporate
	Board of	Audit	Executive	Compensation	Governance
Name	Directors	Committee	Committee	Committee	Committee
Gary W. Rollins	C		M
Richard A. Hubbell	M		M
Susan R. Bell	M	M
Patrick J. Gunning	M	C		M	M
Jerry W. Nix (1)	M	M		C	C
Pamela R. Rollins	M
Timothy C. Rollins	M
Meetings Held	6	5	—	3	2
Actions Taken by Written Consent	1	—	4	—	—

(1)Lead Director

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Patrick J. Gunning (Chairperson), Jerry W. Nix and Ms. Susan R. Bell.  For the year ended December 31, 2021, Mr. Harry J. Cynkus served as the Chairperson of the Audit Committee and resigned at the end of 2021. The Audit Committee is responsible for, among other things:

●	appointing the Company’s independent registered public accounting firm to audit the Company’s financial statements;
●	assessing the independence and overseeing the performance of the Company’s independent registered public accounting firm;
●	pre-approving all audit and all permissible non-audit services to be performed by the Company’s independent registered public accounting firm;
●	discussing with the Company’s independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board, Securities and Exchange Commission (SEC) or other regulations;

●	reviewing the Company’s financial statements and critical accounting policies and estimates;
●	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
●	assessing the performance of the Company’s internal audit department;
●	reviewing the Company’s insider trading and anti-corruption policies;
●	overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and
●	overseeing compliance with the Company’s code of business conduct and ethics.

The Board has determined that all of the members of the Audit Committee are independent as defined by the rules of the SEC and the New York Stock Exchange (NYSE).  The Board has also determined that all members of the Audit Committee are qualified as “Audit Committee Financial Experts” within the meaning of the rules of the SEC and that they have accounting and related financial management expertise within the meaning of the NYSE listing standards.  The Board has also determined that Ms. Bell’s simultaneous service on the audit committees of four public companies will not impair her ability to effectively serve on the Company’s Audit Committee.

Diversity Committee

In December 2021, the Board dissolved the Diversity Committee and changed the name of the Compensation Committee to the “Human Capital Management and Compensation Committee.” The Human Capital Management and Compensation Committee, among other things, is responsible for overseeing the Company’s diversity efforts as noted below. The previous function of the Diversity Committee until December 2021 was to monitor compliance with applicable non-discrimination laws. Each member of the Diversity Committee in 2021 was independent.

Human Capital Management and Compensation Committee

The Human Capital Management and Compensation Committee of the Board of Directors of the Company consists of Messrs. Jerry W. Nix (Chairman) and Patrick J. Gunning. The Human Capital Management and Compensation Committee is responsible for, among other things:

●	reviewing the Company’s executive compensation philosophy and strategy;
●	reviewing and approving the corporate goals and objectives relevant to the compensation of the Company’s CEO and executive officers;
●	evaluating the performance of the Company’s CEO and executive officers;
●	reviewing the compensation of the Company’s non-employee directors for service on the Board and its committees and recommending changes to the Company’s director compensation program as appropriate;
●	determining the stock ownership guidelines for the Company’s CEO, executive officers, and other key executives and monitoring compliance with such guidelines;
●	overseeing the development and management of the Company’s human capital management strategy and policies, including, but not limited to, those policies and strategies regarding diversity, equity and inclusion; and
●	reviewing, approving and administering incentive compensation and equity compensation plans for executive officers and directors.

As noted above, in December 2021, the Board dissolved the Diversity Committee and changed the name of the Compensation Committee to the Human Capital Management and Compensation Committee. The Board also approved a written charter of the Human Capital Management and Compensation Committee which outlines the Committee’s expanded responsibilities as outlined above. The Board has determined that all members of the Human Capital Management and Compensation Committee are independent as defined by the rules of the SEC and NYSE.  In addition, each member of our Human Capital Management and Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act.

The Company is not required by law or by the NYSE rules to have a formal compensation committee charter since we are a controlled corporation as described below under the heading Director Independence and NYSE Requirements.  However, we have established a written charter of the Human Capital Management and Compensation Committee to promote responsible corporate governance practices, and we currently intend to maintain the committee going forward.

Human Capital Management and Compensation Committee Interlocks and Insider Participation

The Board has determined that each member of the Human Capital Management and Compensation Committee is independent in accordance with the NYSE rules. The Human Capital Management and Compensation Committee consists of Messrs. Nix and Gunning. Neither of these individuals is a current or former officer or employee of the Company or any of its subsidiaries. Related party transactions and the independence of the non-employee members of the Company’s Board are discussed in more detail under the following sections, Director Independence and NYSE Requirements, starting on page 7 and Certain Relationships and Related Party Transactions, starting on page 33 of this Proxy Statement. No executive officer of the Company has served as a director or member of the compensation committee or other board committee of another entity that had an executive officer who served on the Company’s Board or Human Capital Management and Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors of the Company consists of Messrs. Jerry W. Nix (Chairman) and Patrick J. Gunning. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	determining the appropriate qualifications required for the members of the Board;
●	recommending Board committee chairs and assignments;
●	recommending to our Board nominees for director and to consider any nominations properly made by a stockholder, to make recommendations to our Board of Directors regarding the agenda for our Annual Meeting of Stockholders, and appropriate action to be taken in response to any stockholder proposals;
●	conducting periodic reviews of the composition and size of the Board and its committees, as well as the frequency and procedures of Board meetings;
●	overseeing compliance with key corporate governance policies, including the company’s corporate governance guidelines and independence guidelines;
●	reviewing and approving related party transactions;
●	reviewing and monitoring the Company’s ESG practices, policies, programs and public disclosures; and
●	reviewing and assessing the adequacy of the Company’s Code of Business Conduct and Ethics.

The Company is not required by law or by the NYSE rules to have a nominating committee since we are a controlled corporation as described below under the heading “Director Independence and NYSE Requirements.”  However, we have established a Nominating and Corporate Governance Committee and a written charter to promote responsible corporate governance practices, and we currently intend to maintain the committee going forward.

Director Nominations

Under Delaware law, there are no statutory criteria or qualifications for directors. No criteria or qualifications have been prescribed by the Board at this time. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates. As such, there is no formal policy relative to diversity, although as noted below, it is one of many factors that the Nominating and Corporate Governance Committee has the discretion to factor into its decision making. This discretion would extend to how the Committee might define diversity in a particular instance — whether in terms of background, viewpoint, experience, education, race, gender, national origin or other considerations. The Committee acts under the guidance of the Corporate Governance Guidelines approved by the Board of Directors and posted on the Company’s website at www.marineproductscorp.com under the Governance section. The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. According to the Company’s Corporate Governance Guidelines, the Board of Directors will be responsible for selecting nominees for election to the Board of Directors. The Board delegates the screening process to the Nominating and Corporate Governance Committee. This Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current makeup of the Board. This determination takes into account all factors which the Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: The Corporate Secretary, Marine Products Corporation, 2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329, and received not less than 90 nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth among other requirements specified in the Bylaws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other requirements related to the notice are contained in the Bylaws and stockholders are advised to carefully review those requirements to ensure that nominations comply with the Bylaws. The Committee will consider nominations from stockholders that satisfy these requirements.

The Committee is responsible for screening the nominees that are selected by the Board of Directors for nomination to the Board and for service on committees of the Board. All of the nominees for directors being voted upon at the Annual Meeting to be held on April 26, 2022 are currently serving on the Board of Directors.

Board Leadership

The Company has had separate persons serving as its Chairman of the Board and Chief Executive Officer since 2001. Mr. Gary W. Rollins is the Non-Executive Chairman and chairs our  Board  meetings. Mr. Richard A. Hubbell is our President and Chief Executive Officer. We believe that this represents the appropriate structure for us at this time; the Chairman of the Board provides general oversight and strategic planning for the Company, while the President and Chief Executive Officer focuses on optimizing operational efficiencies.

Risk Oversight

Our Board of Directors’ oversight of risk has not been delegated to any Board Committee. “Risk” is an extremely broad concept that extends to multiple functional areas and crosses multiple disciplines. As such, risk may be addressed from time to time by the full Board or by one or more of our Committees. Senior management is responsible for identifying and managing material risks that we face while insurable risks and litigation risks are handled primarily by the risk management department. Senior management provides the Board with a summary of insurance coverage annually and updates as deemed necessary. Liquidity risk, credit risk and risks associated with our credit facilities and cash management are handled primarily by our finance department which regularly provides a financial report to both the Audit Committee and to the full Board. Operational, business, regulatory and political risks are handled primarily by senior executive management which regularly provides various operational reports to, among others, the full Board, the Executive Committee and the Audit Committee.

Cybersecurity Risk Oversight

Cybersecurity has become a particularly acute area of risk for companies of all sizes and in all industries, including our company. While management is primarily responsible for our cybersecurity program and managing our cybersecurity risks, including our procedures and day-to-day operations, our Audit Committee oversees our risk management program which includes oversight of cybersecurity risks. The Audit Committee reviews our cybersecurity risks and incidents and any other risks and incidents relevant to our information technology systems controls and security, and determines if any such risks and incidents should be disclosed in our periodic filings with the SEC.

In performing its oversight responsibilities, our Audit Committee receives periodic reports and reviews our information technology and cybersecurity risk profile. We use a variety of security products and vendors to protect our information technology infrastructure and data. Our programs continue to adapt and mature as threats continue to evolve. We maintain data encryption, monitoring, loss prevention, data storage, identity/authentication controls, including two-factor authentication tools, and anti-malware and anti-virus solutions. We also perform penetration tests and cyber simulations to practice our incident response procedures. Our cybersecurity plans are reviewed on an annual basis, and we prioritize new and updated programs as needed to respond to the cybersecurity risks we may face. We train employees on cybersecurity risks and generate internal phishing campaigns to assess the effectiveness of the training. We also regularly review our privacy policies to ensure compliance with all applicable data privacy regulations.

Director Independence and NYSE Requirements

Controlled Company Exemption

The Company has elected to be treated as a “controlled company” as defined by NYSE Section 303A.00. This Section provides that a controlled company need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled company, this Section does not apply to the Company. Sections 303A.04 and 303A.05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee. While the Company has a nominating and corporate governance committee and a compensation committee, and each of these committees has a charter that is available on the Company’s website,  it is not required to and does not comply with all of the provisions of Sections 303A.04 and 303A.05. The Company is a “controlled company” because a group that includes the Company’s Non-Executive Chairman, Mr. Gary W. Rollins, and certain companies under his control, possesses in excess of fifty percent of the Company’s voting power. This means that they have the ability to determine the outcome of the election of directors at the Company’s annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of the Company’s voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring the Company at a premium.

The Company’s Audit Committee is composed of three “independent” directors as defined by the Company’s Corporate Governance Guidelines, the NYSE rules, the Exchange Act, SEC regulations thereunder, and the Company’s Audit Committee Charter. All of the members of both the Human Capital Management and Compensation, and Nominating and Corporate Governance Committees are also “independent” directors. The current independent directors of the Company are Messrs. Jerry W. Nix and Patrick J. Gunning and Ms. Susan R. Bell.  Mr. Harry J. Cynkus was an independent director during 2021.

Independence Guidelines

Under NYSE listing standards, to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. The NYSE standards set forth a nonexclusive list of relationships which are conclusively deemed material. The Company’s Independence Guidelines are posted on the Company’s website at www.marineproductscorp.com under the Governance section and include categorical standards for determining independence in specific situations.

Audit Committee Charter

Under the Company’s Audit Committee Charter, in accordance with NYSE listing requirements and the Securities Exchange Act of 1934, all members of the Audit Committee must be independent of management and the Company. A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Nonmaterial Relationships

After reviewing all of the relationships between the independent directors and the Company, the Board of Directors determined that none of independent directors had any relationships not included within the categorical standards set forth in the Independence Guidelines and discussed above except as follows:

1.	Mr. Cynkus was employed by Rollins, Inc. from 1998 to 2015 and held several positions during that time including Senior Vice President, Chief Financial Officer and Treasurer.
2.	Messrs. Nix, Gunning, and Ms. Bell also serve on the Boards of Rollins, Inc. and RPC, Inc., of which Mr. Gary W. Rollins and Ms. Pamela R. Rollins are directors and have voting control over which is held by a control group of which Mr. Gary W. Rollins is a part. Mr. Gary W. Rollins is also an executive officer of Rollins, Inc. Mr. Cynkus was also a director of Rollins, Inc. and RPC, Inc. during 2021.

As required by the Independence Guidelines, the Board of Directors unanimously concluded that the above-listed relationships would not affect the independent judgment of the independent directors, based on their experience, character and independent means, and therefore do not preclude an independence determination. All of the members of the Audit Committee are also independent under the heightened standards required for Audit Committee members.

The Company’s non-management directors meet at regularly scheduled executive sessions without management. In accordance with the NYSE corporate governance listing standards, Mr. Jerry W. Nix was elected Lead Director in 2021 and presided over the executive sessions held during 2021.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to formalize and promote better understanding of our policies and procedures. At least annually, the Board reviews these guidelines. As required by the rules of the NYSE, our Corporate Governance Guidelines require that our non-management directors meet in regularly scheduled executive sessions each year without management, and such meetings are currently required to occur at least twice annually.

At the Company’s website at www.marineproductscorp.com, under the Governance section, you may access a copy of its Corporate Governance Guidelines, Audit Committee Charter, Human Capital Management and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct, Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions Policy, and Independence Guidelines.

Code of Business Conduct

The Company has adopted a Code of Business Conduct applicable to all directors, officers and employees generally, as well as a Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions Policy applicable to the principal executive officer, principal financial officer, and directors. Both codes are available on the Company’s website at www.marineproductscorp.com under the Governance section.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Lead Director, any of the Board committees or the non-management directors as a group. Such communications should be addressed as follows:

Inc. Suite 300
Mr. Jerry W. Nix c/o Internal Audit Department Marine Products Corporation 2801 Buford Highway NE, Suite 300 Atlanta, Georgia 30329

The above instructions for communications with the directors are also posted on our website at www.marineproductscorp.com under the Governance section. All communications received from interested parties are forwarded to the Board of Directors. Any communication addressed solely to the Lead Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

DIRECTOR COMPENSATION

Overview of the Non-Employee Director Compensation Program

Members of the Board who are not employees (Non-Employee Directors) receive compensation for their service. As a Marine Products employee, Mr. Hubbell does not receive compensation for his service as a Board member. The compensation program for our Non-Employee Directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. All Non-Employee Directors are also entitled to reimbursement of expenses for all services as a director, including reasonable travel expenses incurred in connection with required in-person attendance at board and committee meetings, committee participation or special assignments.

The Human Capital Management and Compensation Committee annually reviews each element and the total of our Non-Employee Director compensation program. In December 2021, the Human Capital Management and Compensation Committee and the Board approved changes to the Non-Employee Director compensation program for 2022.

2021 Annual Non-Employee Director Compensation Program

Cash Compensation

Under the Director Compensation Program in effect in 2021, our Non-Employee Directors received an annual cash retainer and Committee Chairs received additional annual cash retainers.  All retainers are payable in equal quarterly installments in arrears. In addition, all Non-Employee Directors also received compensation for their attendance at all regular and special committee meetings, payable on or after the date of the meeting. For each Non-Employee Director who is elected or appointed for the first time, the first quarterly installment of the annual retainers will be paid for the first quarter that ends on or after the date of his or her initial election or appointment, prorated based on service during the quarter. The following table sets forth the 2021 Non-Employee Director Compensation Program:

Board/Committee	Annual Chair Retainer ($)	Annual Non-Chair Retainer ($)	Meeting Attendance Fee ($)
Board of Directors	60,000	60,000	2,500
Audit Committee	20,000	-	2,500
Human Capital Management and Compensation Committee	10,000	-	2,000
Diversity Committee	6,000	-	1,500
Nominating and Corporate Governance Committee	6,000	-	1,500

The Lead Director also receives an additional $2,500 for preparing to conduct each quarterly Board meeting.

2021 Director Compensation Table

The following table sets forth the compensation paid to our directors for services rendered as a director for the year ended December 31, 2021. One of our directors, Mr. Richard A. Hubbell is an employee of the Company and his employee compensation information is set forth in the Summary Compensation Table under the Executive Compensation section of this Proxy Statement. Directors that are our employees do not receive any additional compensation for services rendered as a director.

All of the directors shown below have never been employed by the Company or paid a salary or bonus by the Company, have never been granted any options or other stock-based awards, and do not participate or have never participated in any Company sponsored retirement plans.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

Susan R. Bell	87,500	—	—	87,500
Harry J. Cynkus	107,500	—	—	107,500
Patrick J. Gunning	98,000	—	—	98,000
Jerry W. Nix	117,500	—	—	117,500
Timothy C. Rollins	75,000	—	—	75,000
Gary W. Rollins	135,000	—	—	135,000
Pamela R. Rollins	75,000	—	—	75,000

Changes Made to the Non-Employee Director Compensation Program for 2022

Cash and Equity Compensation

Under the Director Compensation Program in effect in 2021, our Non-Employee Directors did not receive equity. In December 2021, the Human Capital Management and Compensation Committee and the Board approved changes to the Director Compensation Program for 2022. Such changes included an annual equity grant in the form of Company common shares under the Company’s 2014 Equity Stock Incentive Plan (SIP) with a grant date value of $25,000. The Company common shares will be granted on the third business day following the Annual Meeting of Stockholders and will vest immediately on the grant date.

In addition to the equity compensation to be granted to Non-Employee Directors described above, the Human Capital Management and Compensation Committee and the Board also approved the following changes to the Non-Employee Director Compensation Program effective January 1, 2022:

●	Annual cash retainer in the amount of $75,000;
●	Lead Director annual cash retainer in the amount of $10,000;
●	Elimination of Board and Committee meeting fees;
●	Audit Committee Chair annual cash retainer in the amount of $20,000;
●	Human Capital Management and Compensation Committee Chair annual cash retainer in the amount of $10,000;
●	Nominating and Corporate Governance Committee Chair annual cash retainer in the amount of $6,000;
●	Committee member annual cash retainer - Audit Committee of $6,000, Human Capital Management and Compensation Committee of $3,000, Nominating and Corporate Governance Committee of $2,000; and
●	Non-Executive Chairman annual cash retainer remained unchanged in the amount of $60,000.

Non-Employee Director Stock Ownership Guidelines

Under Stock Ownership Guidelines, Non-Employee Directors are required to beneficially own, within five years of their initial grant, common stock of the Company equal to at least three times the annual equity retainer. Non-Employee Directors are prohibited from selling Company stock granted to such director by the Company for a period of one (1) year from the date of such grant until such director is in compliance with their ownership requirement under these Stock Ownership Guidelines.

INFORMATION REGARDING DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table sets forth the names, ages as of March 1, 2022, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our Board following the Annual Meeting. Full biographical information follows the table.

			Director	Current Term
Name	Class	Age	Since	Expires	Independent
Director Nominees
Susan R. Bell	III	59	2021	2022	✓
Timothy C. Rollins	III	59	2016	2022	✗
Pamela R. Rollins	III	64	2017	2022	✗
Continuing Directors
Jerry W. Nix	I	76	2020	2023	✓
Patrick J. Gunning	I	62	2021	2023	✓
Gary W. Rollins	II	77	2001	2024	✗
Richard A. Hubbell	II	77	2001	2024	✗

Key Attributes, Experience and Skills of Director Nominees and Continuing Directors

Director Nominees

Susan R. Bell

Retired Partner, Ernst & Young LLP

Independent Member of the Board of Directors

Member of the Audit Committee

Susan R. Bell has served as a Director of Marine Products Corporation since January 2021. Ms. Bell brings extensive risk oversight, financial and strategic experience to our Board of Directors. Ms. Bell retired as partner from Ernst & Young LLP in 2020 after a 36-year career in public accounting.  At Ernst & Young LLP, Ms. Bell served as both an audit and advisory partner, led the Southeast Risk Advisory practice and served as the Atlanta Office Managing Partner.  Prior to working at Ernst & Young LLP, Ms. Bell started her career at Arthur Andersen LLP in 1984 where she served as an audit partner from 1996 to 2002.  Ms. Bell currently serves as a member of the Board of Directors of RPC, Inc., Rollins, Inc. and First Advantage Corporation, roles she has held since 2021, and serves on the audit committees of those corporations.  In addition, Ms. Bell serves on the boards of the non-profit, National Center for Civil & Human Rights and IWF Georgia, an international women’s forum.  Ms. Bell graduated summa cum laude from Mississippi State University with a Bachelor of Professional Accountancy and is a Certified Public Accountant in Georgia and Tennessee.

Timothy C. Rollins

Vice President – LOR, Inc.

Non-Independent Member of the Board of Directors

Timothy C. Rollins has served as a Director of Marine Products Corporation since 2017.  Mr. Rollins is a Vice President at LOR, Inc. and a Trustee of Emory University and of Woodruff Health Sciences Center.  Mr. Rollins is also a former Board member of both Emory Board of Visitors and of Emory Department of Psychiatry Board of Visitors.  Mr. Rollins holds a Bachelor of Science in Business Administration from Boston University.

Pamela R. Rollins

Director, LOR, Inc.

Non-Independent Member of the Board of Directors

Pamela R. Rollins has served as a Director of Marine Products Corporation since 2017.  Ms. Rollins is a Trustee of Young Harris College and The O. Wayne Rollins Foundation, a Trustee Emeritus of The Schenck School, a board member of The National Monuments Foundation and a former board member of The Lovett School. Ms. Rollins has served as a Director of Rollins, Inc. since 2015 and RPC, Inc. since 2019. Ms. Rollins received a Bachelor of Arts in Family Community Studies from Stephens College.

Continuing Directors:

Jerry W. Nix

Former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company

Lead Independent Director of the Board of Directors

Chairperson of the Human Capital Management and Compensation Committee

Chairperson of the Nominating and Corporate Governance Committee

Member of the Audit Committee

Jerry W. Nix has served as a Director of Marine Products Corporation since 2020. Mr. Nix brings extensive risk oversight, financial and strategic experience to our Board of Directors. Mr. Nix retired from Genuine Parts Company in 2013 where he served as Vice Chairman from 2005 to 2013, Chief Financial Officer from 2000 to 2013 and as Executive Vice President from 2000 to 2005. Prior to joining Genuine Parts in 1978, Mr. Nix was an auditor with Ernst & Young from 1974 to 1978 and a pilot in the U.S. Air Force from 1968 to 1974. Mr. Nix currently serves on the Board of Directors of RPC, Inc., and Rollins, Inc., roles he has held since 2020 and on various civic and non-profit boards. Mr. Nix received a Bachelor of Science in Education from Mississippi State University and a Bachelor of Science in Accounting from the University of Florida.

Patrick J. Gunning

Chief Financial Officer at The Woodruff Arts Center

Retired Partner, Ernst & Young LLP

Independent Member of the Board of Directors

Chairperson of the Audit Committee

Member of the Nominating and Corporate Governance Committee

Member of the Human Capital Management and Compensation Committee

Patrick J. Gunning has served as a Director of Marine Products Corporation since January 2021. Mr. Gunning brings extensive risk oversight, financial and strategic experience to our Board of Directors. Mr. Gunning currently serves as the Chief Financial Officer of the Woodruff Arts Center, a non-profit organization, a role he has held since November 2020. Mr. Gunning retired as a partner from Ernst & Young LLP in June 2020, a role he held since May 2002, after a 39-year career in public accounting. Mr. Gunning held multiple leadership roles at Ernst & Young LLP including Southeast Region Leader of the Financial Accounting Advisory Services practice, Southeast Area Industry Leader of the Retail and Consumer Products practice, and lead audit partner. Prior to joining Ernst & Young LLP, Mr. Gunning worked at Arthur Andersen LLP from 1981 to 2002, where he served as a partner, lead audit partner and Assurance Division Leader. Mr. Gunning currently serves on the Board of Directors of RPC, Inc. and Rollins, Inc., roles he has held since 2021. Mr. Gunning received a Bachelor of Business Administration in Accountancy from the University of Notre Dame.

Gary W. Rollins

Non-Executive Chairman

Non-Independent Member of the Board of Directors

Member of the Executive Committee

Gary W. Rollins has served as a Director of Marine Products Corporation since 2001. Mr. Rollins has extensive knowledge of the Company’s business and industry having served on the Board of the Company for over 21 years. He has served as the Non- Executive Chairman of the Board since 2020.  Mr. Rollins currently serves as the Non-Executive Chairman of RPC, Inc. and Chairman of the Board at Rollins, Inc., roles he has held since 2020. Mr. Rollins has been the Chief Executive Officer of Rollins, Inc., since 2001.  Mr. Rollins previously served as a Director of Genuine Parts Company from 2013 to 2017. Mr. Rollins received a Bachelor of Science in Business Administration from the University of Tennessee.

Richard A. Hubbell

President and Chief Executive Officer

Non-Independent Member of the Board of Directors

Member of the Executive Committee

Mr. Hubbell has been President and Chief Executive Officer of Marine Products Corporation since it was spun-off in 2001. He has also been the President of RPC, Inc. since 1987 and CEO since 2005. Mr. Hubbell serves on the Board of Directors for both of these companies. Previously, he was Executive Vice President of Rollins Communications, Inc., a media company. He joined Rollins, Inc. in 1970. Mr. Hubbell received a Bachelor of Arts in Economics from Westminster College.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors is currently composed of 7 members. In accordance with our Amended and Restated Bylaws (Bylaws), our Board is divided into three classes of directors. At the Annual Meeting three Class III directors will be elected for a three-year term, so that the term of office of one class of directors shall expire in each year. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death or resignation. Four other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company’s Bylaws, which provide for the election of directors for staggered terms, with each director serving a three-year term.

Nominees

At the Annual Meeting, Mses. Susan R. Bell and Pamela R. Rollins and Mr. Timothy C. Rollins will be nominated to serve as Class III Directors. The nominees for election at the 2022 Annual Meeting are currently directors of the Company. A former director, Mr. Harry J. Cynkus, resigned from the Board effective December 31, 2021.  Unless authority is withheld, the proxy holders will vote for the election of each nominee named above as a director. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Corporate Governance Committee to fill such vacancy.

Our Board of Directors recommends a vote FOR the Class III director nominees above.

AUDIT MATTERS

Report of the Audit Committee

Management is responsible for the Company’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, and the financial reporting process, including management’s assessment of Internal Control over Financial Reporting (ICFR).

The Company’s independent registered public accounting firm is responsible for performing an integrated independent audit of the Company’s consolidated financial statements and management reports on ICFR in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for issuing reports thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management. The Audit Committee presently consists of three independent directors, all of which are considered financially literate under NYSE rules.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2021, the Audit Committee:

●	Approved the engagement and terms of service of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021;
●	Reviewed with management and the Company’s independent registered public accounting firm, the interim financial information included in the Company’s Forms 10-Q prior to their being filed with the SEC, as well as the financial information in each quarterly earnings release;
●	Reviewed and discussed with the Company’s management (including internal audit) and the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company as of December 31, 2021 and 2020 and for the three years ended December 31, 2021 and the related ICFR;
●	Discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
●	Received from the Company’s independent registered public accounting firm the written disclosures and the letter in accordance with the requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and discussed with such firm its independence from the Company.

Based upon the review and discussions referred to previously, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and subsidiaries as of December 31, 2021 and 2020 and for the three years ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America; and (ii) the reports of the Company’s independent registered public accounting firm with respect to such financial statements and related internal controls.

Respectfully submitted by the Audit Committee of the Board of Directors

Patrick J. Gunning, Chairperson

Susan R. Bell

Jerry W. Nix

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Independent Registered Public Accounting Firm

Principal Auditor

Grant Thornton LLP has served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020.

The Audit Committee has appointed Grant Thornton LLP as Marine Products Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Grant Thornton LLP has served as the Company’s independent auditors since 2004 and is considered by management to be well qualified. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Aggregate fees billed by the Company’s independent registered public accounting firm are set forth below:

	2021	2020
Audit fees and quarterly reviews(1)	$899,790	$762,160
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)	Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements, including internal controls over financial reporting, review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee. The Audit Committee has determined that the payments made to its independent registered public accounting firm for these services are compatible with maintaining such auditors’ independence. A majority of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the years 2021 and 2020 were attributable to work performed by full-time, permanent employees of the principal accountant. The Committee has no pre-approval policies or procedures other than as set forth below.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to the Chairperson, and the Chairperson may further delegate approval authority to another member of the Committee from time to time. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. Grant Thornton has served as our independent registered public accounting firm since 2004.

During fiscal 2021, Grant Thornton LLP served as our independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to attend the annual meeting and will have the opportunity to respond to appropriate questions and, if they desire, to make a statement.

Although we are not required to seek ratification of this appointment, the Audit Committee and the Board of Directors believes, it is appropriate to do so. If stockholders do not ratify the appointment of Grant Thornton LLP, the current appointment will stand, but the Audit Committee will consider the stockholder action in determining whether to retain Grant Thornton LLP as our independent registered public accounting firm for future fiscal years.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.

EXECUTIVE OFFICERS

The following narratives summarize the business experience over at least the last five years of our current executive officers, other than Mr. Hubbell, whose business experience is described above in the section titled Information Regarding Director Nominees and Continuing Directors beginning on page 12.

Ben M. Palmer

Vice President, Chief Financial Officer and Corporate Secretary

Mr. Palmer has been Vice President, Chief Financial Officer and Treasurer of Marine Products Corporation since it was spun-off in 2001 and assumed responsibility as Corporate Secretary in 2018. He is also Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of RPC, Inc. He joined RPC following three years as the CFO of EQ Services, a commercial mortgage and asset management subsidiary of The Equitable Companies. Prior to that he spent ten years with Arthur Andersen in its audit and business advisory services division. Mr. Palmer has a Bachelor of Science in Business Administration from Auburn University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and provides an overview of how the Human Capital Management and Compensation Committee made compensation decisions in 2021 for each of our named executive officers which consist of our Principal Executive Officer, and our Principal Financial Officer, who were serving in such capacity in fiscal 2021. For a complete understanding of the executive compensation program, this disclosure should be read in conjunction with the Summary Compensation Table and other executive compensation-related disclosures included in this Proxy Statement.

In fiscal year 2021, our named executive officers were:

Named Executive Officer	Position with the Company in 2021
Richard A. Hubbell	President and Chief Executive Officer
Ben M. Palmer	Vice President, Chief Financial Officer and Corporate Secretary

Executive Summary

Fiscal Year 2021 Financial Highlights

●	Net revenues of $298 million, an increase of 24.3 percent over the prior year’s revenue of $239.8 million
●	$29.0 million net income, an increase of 49.3 percent over prior year net income of $19.4 million

Executive Compensation Practices and Governance Policies

	What We Do		What We Don’t Do
✓	Pay for Performance The majority of our named executive officers’ total compensation is directly linked to the Company’s performance.	x	No Tax Gross-Ups Our named executive officers are not entitled to tax gross-ups under any of our compensation programs or policies.
✓	Align the Interests of Executives with those of Our Stockholders Equity compensation represents a significant portion of our named executive officers’ total compensation.	x

No Hedging or Pledging

Under our Insider Trading Policy, we prohibit our employees, including our named executive officers and the members of our board of directors, from hedging or pledging our securities.

✓ ✓

Stock Ownership Guidelines

We maintain strong stock ownership requirements for our directors and executive officers.

Independent Compensation Committee

Our Human Capital Management and Compensation Committee is composed solely of independent directors.

x

No Employment Contract

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of severance or compensation, including incentive or bonus payments, other than annual restricted stock grant agreements.

General Compensation Objectives and Guidelines

The Company is engaged in a highly competitive industry. The success of the Company depends on our ability to attract and retain highly qualified and motivated executives. In order to accomplish this objective, we have endeavored to structure our executive compensation program in a fashion that gives our Human Capital Management and Compensation Committee the flexibility to take into account our operating performance and the individual performance of our executive officers.

The Human Capital Management and Compensation Committee endorses the philosophy that executive compensation should reflect Company performance and the contribution of executive officers to that performance. Our compensation policy is designed to achieve three fundamental objectives:

●	attract and retain qualified executives;
●	motivate performance to achieve Company objectives; and
●	align the interests of our executives with the long-term interests of the Company’s stockholders.

The Human Capital Management and Compensation Committee recognizes that there are many intangibles involved in evaluating performance and in motivating performance, and that determining an appropriate compensation level is a highly subjective endeavor. The analysis of the Committee is not based upon a structured formula and the objectives referred to above are not weighted in any formal manner. During the year, none of the executive officers made recommendations or otherwise contributed input on their own compensation.

The Company’s executive officers are also executive officers of RPC, Inc. (RPC) and receive compensation directly from RPC. The members of the Company’s Human Capital Management and Compensation Committee also constitute the Human Capital Management and Compensation Committee of RPC. In determining the compensation for the executive officers at the Company, the Committee considers these dual responsibilities and sources of compensation. The Company sets compensation of its executives at such levels so that the aggregate compensation received from both RPC and the Company is reasonable in light of their respective responsibilities and the performance of both companies, and so that the compensation from the Company for services solely to the Company is reasonable. A discussion of the Company’s executive officers’ compensation at RPC is contained in its annual Proxy Statement filed with the SEC.

Pursuant to our compensation philosophy, the total annual compensation of our executive officers is primarily made up of one or more of the following three core elements:

●	salary (fixed);
●	bonus awards (cash incentive); and
●	grants of stock-based awards such as restricted stock (equity incentive).

In addition, we also provide retirement compensation plans, group welfare benefits and certain perquisites.

We believe (i) a competitive base salary is important to attract, retain and motivate our top executives; (ii) annual performance-based incentive compensation is valuable in recognizing and rewarding individual achievement; and (iii) equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our stockholders.

Fiscal 2021 Named Executive Officer Compensation Details

The table below reflects the approximate general distribution of the three core elements of Named Executive Officer  (NEO) compensation earned for fiscal 2021 as determined by our Human Capital Management and Compensation Committee.

3

Principal Position	Fixed Compensation	Cash Incentives	Equity Incentive	Total Performance-Based Compensation
Chief Executive Officer	44%	33%	21%	55%
Other NEO	44%	32%	24%	56%

Compensation Elements

The following table sets forth information regarding each of the three core elements of the target compensation for the executive officers in 2021, including a description of each element.

Compensation Element	Description
Base Salary	Fixed cash compensation based on each executive officer’s role, responsibilities, competitive market positioning, and individual performance.
Cash-Based Incentive	Annual cash-based incentive compensation based on broad performance objectives and a variety of individualized performance bonus programs.
Stock-Based Incentive Plans	Grants of stock-based awards in the form of restricted stock.

Base Salary

Base salary represents the fixed element of the compensation of our executive officers and is an important element of compensation intended to attract and retain qualified executives. The Human Capital Management and Compensation Committee reviews the base salaries of our executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary). In making its determinations, the Human Capital Management and Compensation Committee gives consideration to the Company’s operating performance for the prior fiscal year and the individual executive’s performance and compensation paid by RPC. There were no changes to the base salaries of the Company’s executive officers in 2021 or 2022 through the date of this proxy statement. Base salary increases are not automatic or guaranteed.

Cash-Based Incentive

The annual cash-based incentive compensation for the executive officers is based upon broad performance objectives. The executive officers participate in a variety of individualized performance bonus programs designed by the Human Capital Management and Compensation Committee. These plans all have payouts subjectively based on net sales, net income, budget objectives, and other individual performance objectives. The individual performance objectives relate to each executive officer improving the contribution of his functional area of responsibility to further enhance the operating results of the Company. Bonuses are not made subject to any plan or program, written or unwritten, that is communicated in advance to the executive officers. No specific performance criteria are established in advance, and no specific ranges for bonuses are established in advance. Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Human Capital Management and Compensation Committee. Discretionary bonuses were paid in early 2022 to our executive officers for performance during fiscal year 2021 in the following amounts: Mr. Richard A. Hubbell: $420,000; and Mr. Ben M. Palmer: $288,000.

Stock-Based Incentive Plans

Our Stock Incentive Plan (“SIP”) allows for a wide variety of stock-based awards such as stock options and restricted stock awards. In recent years, we have awarded time-based restricted stock in lieu of granting stock options. The terms and conditions of these awards are described in more detail below.

Awards under the Company’s SIP are purely discretionary, are not based upon any specific formula and may or may not be granted in any given fiscal year. For the past three years, we have granted time-based restricted stock to various employees, including our executive officers, in January during our regularly scheduled meeting of the Human Capital Management and Compensation Committee during which the Committee reviews executive compensation. Consistent with this practice, we granted restricted stock awards to our executive officers in January 2021 and 2020. The shares granted in each of these years are as follows:

Name	2022	2021	2020
Richard A. Hubbell	—	16,250	16,250
Ben M. Palmer	—	13,125	13,125

Messrs. Hubbell and Palmer did not receive grants in January 2022 due to internal policy guidelines currently being reviewed that relate to stock ownership for executive officers. They are expected to be evaluated for grants of restricted stock awards at a later date in 2022. The amount of the aggregate stock-based awards to our executive officers in any given year is influenced by the Company’s overall performance. The amount of each grant to our executive officers is influenced in part by the Committee’s subjective assessment of each individual’s respective contributions to achievement of the Company’s long-term goals and objectives, in addition to the stock price around grant date. In evaluating individual performance for these purposes, the Committee considers the overall contributions of executive management as a group and the Committee’s subjective assessment of each individual’s relative contribution to that performance rather than specific aspects of each individual’s performance over a short-term period. We expect to continue annual grants of restricted stock awards although we reserve the right to modify or discontinue this or any of our other compensation practices at any time.

All of our restricted stock awards granted since 2004 have had the same features. The shares vest one-fifth per year beginning on the second anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment for any reason prior to the vesting dates (other than due to disability or retirement on or after age 65), the unvested shares will be forfeited. In the event of death, or “change in control” as determined by the Board of Directors, all unvested restricted shares shall vest immediately.

Grants are made under our SIP which is administered pursuant to Rule 16b-3 of the Exchange Act.

Other Compensation

Health and Retirement Plans

The Company maintains a defined benefit pension plan (called the Retirement Income Plan) for all our eligible employees, a non-qualified supplemental retirement plan for our executives and certain other highly compensated employees, and a 401(k) Plan for the benefit of all of our eligible employees. Messrs. Richard A. Hubbell and Ben M. Palmer are not eligible to participate in the Company’s Retirement Income Plan and 401(k) Plan because they participate in the corresponding plans at RPC. In 2002, the Company’s Board of Directors approved a resolution to cease all future benefit accruals under the Retirement Income Plan effective March 31, 2002. During 2002, the Company began permitting selected highly compensated employees to defer a portion of their compensation into the Company’s non-qualified Supplemental Retirement Plan (SRP). The SRP is described in more detail under the caption Nonqualified Deferred Compensation on page 29.

Perquisites and Other Personal Benefits

Messrs. Hubbell and Palmer are eligible to participate at RPC in regular employee benefit programs, including the 401(k) Plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans.

In addition to the total direct compensation and benefits described above, the executive officers are eligible to use the Company’s aircraft for personal travel.

Compensation Setting Process

Role of the Human Capital Management and Compensation Committee

Under its charter the Human Capital Management and Compensation Committee is responsible for, among other things, reviewing our overall executive compensation philosophy and strategy, including base salary, cash-based incentive, and stock-based incentive plans, to ensure that the strategy supports our compensation policy.

The Human Capital Management and Compensation Committee is composed of two non-employee directors who do not participate in our compensation plans, Mr. Jerry W. Nix (Chairperson), and Patrick J. Gunning, each of whom is independent.

The Human Capital Management and Compensation Committee has the authority, at its sole discretion, to retain or obtain the advice of any compensation consultant, legal counselor or other advisor to assist the Committee in the performance of its duties, and shall be directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant, legal counsel or other advisor so retained. The Committee has not used the services of any compensation consultants in determining or recommending the amount or form of executive compensation.  The Human Capital Management and Compensation Committee may also, from time to time, and in its discretion, form and delegate all or a portion of its authority to subcommittees; provided that such subcommittees meet the Committee’s composition requirements set forth in its Charter or under any applicable federal or state laws.

Role of Management

The Human Capital Management and Compensation Committee solicits input from Mr. Richard A. Hubbell, Chief Executive Officer, with respect to the performance of our executive officers and their compensation levels. The Human Capital Management and Compensation Committee considers Mr. Hubbell’s evaluation and his direct knowledge of each executive officer’s performance and contributions when making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At our annual meeting of stockholders held in April 2020, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Human Capital Management and Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation. The stockholders voted to hold a say-on-pay advisory vote on executive compensation every three years, and the Board resolved to accept the stockholders’ recommendation. As a result, the advisory vote on executive compensation will be held again at the 2023 annual meeting of stockholders. The Human Capital Management and Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our executive officers.

Policies Regarding Stock Ownership by Executive Officers

Stock Ownership Requirements

Stock Ownership Guidelines (the “Guidelines”) for our executive officers and other key executives, effective January 1, 2022, designated by the Human Capital Management and Compensation Committee to align the interests of our executives with the interests of our stockholders are as follows:

●	President and CEO – Ownership equal to 4 times base salary; and
●	Chief Financial Officer – Ownership equal to 3 times base salary.

Participants under the Guidelines have a period of four years in which to satisfy the Guidelines, from the date of appointment to a qualifying position. Participants who become subject to these Guidelines after January 1, 2022 will have their individual ownership requirement established based upon their base salary at the time they became subject to the

Guidelines and the Company’s average closing common stock price for the prior 90 day period. Promotions into a different position category will require recalculation of a participant’s ownership requirements as appropriate. Once established, a participant’s ownership requirement does not change as a result of changes in their base salary or fluctuations in the Company’s common stock price.

Shares counted toward this requirement will be based on shares beneficially owned by such participant (as beneficial ownership is defined by the SEC’s rules and regulations) including:

●	shares owned outright by the participant (including through open market purchases or acquired and held upon vesting of Company equity awards);
●	restricted stock grants whether or not vested; and
●	shares held in trust in the participant’s name.

Once achieved, ownership of the amount under the Guidelines must be maintained for as long as the participant is subject to the Guidelines and the participant is required to retain a minimum of 20 percent of any future equity awards.

In addition, the Human Capital Management and Compensation Committee approved and adopted stock ownership guidelines applicable to our non-employee directors. Information with respect to our non-employee directors’ stock ownership guidelines is set forth in Non-Employee Director Stock Ownership Guidelines on page 11 of this Proxy Statement.

Prohibition on Hedging and Pledging of Common Stock

As do many public companies, we have historically provided in our insider trading policies that directors and executive officers are prohibited from hedging, pledging or otherwise encumbering Company securities.

Clawback Policy

Our executive bonus agreements contain a provision that provides that, among other things, if any bonus amount is paid as a result of misrepresented or inaccurate performance, the Company may require repayment of some or all of the excess bonus paid, subject to applicable laws. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies. As all incentives and awards remain within the discretion of the Human Capital Management and Compensation Committee, the Committee also retains the ability to take any restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that the Chief Executive Officer and Chief Financial Officer must disgorge bonuses and other incentive-based compensation and profits on stock sales received during the 12 months following publication of the misstated financials, if the non-compliance results from misconduct.

Tax Deductibility of Compensation

As a result of the Tax Cuts and Jobs Act, starting with compensation payable in 2018, Section 162(m) of the Internal Revenue Code limits us from deducting compensation, including performance-based compensation, in excess of $1,000,000 paid to our executive officers. The only exception to this rule is for compensation (including performance-based compensation) that is paid pursuant to a binding contract in effect on November 2, 2017, that would otherwise have been deductible under the prior Section 162(m) rules. The Human Capital Management and Compensation Committee will continue to retain full discretion to award compensation packages that best attract, retain and reward successful executive officers. Therefore, the Human Capital Management and Compensation Committee anticipates that it will award compensation that is not fully deductible under Section 162(m).

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Human Capital Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and based on such review and discussions the Human Capital Management and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Human Capital Management and Compensation Committee

of the Board of Directors

Jerry W. Nix, Chairperson

Patrick J. Gunning

This report of the Human Capital Management and Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of severance or compensation, including incentive or bonus payments, other than annual restricted stock grants. The following table provides information regarding the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 2021, 2020 and 2019 of our Principal Executive Officer and Principal Financial Officer.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (1)	($)	($) (3)	($)
Richard A. Hubbell	2021	550,000	420,000	268,938	—	—	15,940	1,254,878
President and Chief Executive Officer	2020	550,000	320,000	243,750	—	—	—	1,113,750
	2019	550,000	400,000	223,730	—	—	—	1,173,730

Ben M. Palmer	2021	400,000	288,000	217,219	—	—	—	905,219
Vice President, Chief Financial Officer and Corporate Secretary	2020	400,000	220,000	196,875	—	—	—	816,875
	2019	400,000	275,000	180,705	—	—	—	855,705

(1)	Bonuses are determined and paid during the first quarter of the following fiscal year at the discretion of the Compensation Committee.

(2)	Represents the fair value of the award at the date of grant computed in accordance with ASC Topic 718. See Note titled “Employee Benefit Plans” to our Financial Statements contained in our Form 10-K for the period ended December 31, 2021 for a discussion of assumptions used in these computations. For this computation, we do not include an assumption for estimated forfeitures.
(3)	All other compensation for 2021 includes the following items for:

Mr. Richard A. Hubbell:	personal use of plane - $15,940.

GRANTS OF PLAN-BASED AWARDS

					All Other	Grant Date
		Estimated Future Payouts			Stock Awards:	Fair Value
		Under Non-Equity			Number of	of Stock
		Incentive Plan Awards			Shares of	and Option
		Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#)(1)	($)(1)
Richard A. Hubbell	1/26/2021	—	—	—	16,250	268,938
Ben M. Palmer	1/26/2021	—	—	—	13,125	217,219

(1)	These amounts represent aggregate grant date fair value for grants of restricted shares of Common Stock awarded in fiscal year 2021 under our SIP computed in accordance with ASC Topic 718. Please see Note (2) of the Summary Compensation Table for additional details.

The table above reflects grants of restricted shares of Common Stock under the Stock Incentive Plan awarded in fiscal year 2021. All grants of restricted shares of Common Stock vest one-fifth per year beginning on the second anniversary of the grant date. Effective January 2022, all grants of restricted shares of Common Stock vest one-fifth per year beginning on the first anniversary of the grant date. Restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment for any reason prior to the vesting dates (other than due to death, disability, change in control or retirement on or after age 65), the unvested shares will be forfeited. We have not issued any stock options since 2003 to the executive officers and have no immediate plans to issue additional stock options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Company does not have any outstanding option awards made in prior years to the executives named in our Summary Compensation Table. The table below sets forth the total number of restricted shares of Common Stock outstanding at December 31, 2021 that were granted in prior years to the executives, but have not yet vested, together with the market value of these unvested shares based on the $12.50 closing price of our Common Stock on December 31, 2021.

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Un-exercisable	($)	Date	(#)		($)
Richard A. Hubbell	—	—	—	—	68,900	(1)	861,250
Ben M. Palmer	—	—	—	—	55,860	(1)	698,250

(1)	The Company has granted employees time lapse restricted shares that vest one-fifth per year beginning on the second anniversary of the grant date. Shares of restricted stock granted to the executive officers that have not vested as of December 31, 2021 are summarized in the table that follows:

Name	Number of shares	Grant date	Date fully vested
Richard A. Hubbell	6,000	1/26/2016	1/26/2022
	8,000	1/24/2017	1/24/2023
	12,000	1/23/2018	1/23/2024
	10,400	1/22/2019	1/22/2025
	16,250	1/28/2020	1/28/2026
	16,250	1/26/2021	1/26/2027

Ben M. Palmer	5,250	1/26/2016	1/26/2022
	6,360	1/24/2017	1/24/2023
	9,600	1/23/2018	1/23/2024
	8,400	1/22/2019	1/22/2025
	13,125	1/28/2020	1/28/2026
	13,125	1/26/2021	1/26/2027

OPTION EXERCISES AND STOCK VESTED

The following table sets forth:

●	the number of shares of Common Stock acquired by the executives named in the Summary Compensation Table upon the exercise of stock options during the fiscal year ended December 31, 2021;
●	the aggregate dollar amount realized on the exercise date for such options computed by multiplying the number of shares acquired by the difference between the market value of the shares on the exercise date and the exercise price of the options;
●	the number of restricted shares of Common Stock acquired by the executives named in the Summary Compensation Table upon the vesting of shares during the fiscal year ended December 31, 2021; and
●	the aggregate dollar amount realized on the vesting date for such restricted stock computed by multiplying the number of shares which vested by the market value of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of Shares Acquired on
	Shares	Value Realized on		Value Realized on
Acquired on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard A. Hubbell	—	—	22,600	368,070
Ben M. Palmer	—	—	18,980	309,170

BENEFIT PLANS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Income Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Information regarding the Retirement Income Plan can be found in Note titled “Employee Benefit Plans” to our Financial Statements contained in our Form 10-K for the period ended December 31, 2021.

Pension Benefits

Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)	($)
Richard A. Hubbell	Retirement Income Plan	—	—	—
Ben M. Palmer	Retirement Income Plan	—	—	—

(1)	All of the executive officers are eligible to receive benefits under the RPC Retirement Income Plan and do not participate in the Company’s Retirement Income Plan.

401(k) Plan

Effective July 1, 1984, the Company adopted a qualified retirement plan designed to meet the requirements of Section 401(k) of the Code. The Company makes matching contributions of 100 percent for each dollar ($1.00) of a participant’s contribution to the 401(k) Plan for the first three percent of his or her annual compensation and fifty cents ($0.50) for each dollar ($1.00) for the next three percent of his or her annual compensation. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account on the date the distribution is processed. Under the 401(k) Plan, the full amount of a participant’s vested accrued benefit is payable upon his termination of employment, retirement, total and permanent disability, or death. During the course of employment, a participant may withdraw his or her pre-tax contributions to the extent of certain specified instances of financial hardship and may withdraw any amount from his or her pre-tax contribution account for any reason after attaining age 591∕2. Amounts contributed by the Company to the accounts of the named executive officers under this plan are reported in the All Other Compensation column of the Summary Compensation Table on page 24.

NONQUALIFIED DEFERRED COMPENSATION

The SRP has been established as a non-qualified plan that is designed to comply with the provisions of the American Jobs Creation Act of 2004 (including Section 409A of the Internal Revenue Code) for the cash contributions made to certain longer-serviced employees in lieu of freezing the Retirement Income Plan benefit accruals effective in 2002; the SRP also has a compensation deferral option for eligible employees. The contributions and deferrals to the SRP are invested in funds held in a rabbi trust.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
Richard A. Hubbell	—	—	—	—	—
Ben M. Palmer	—	—	—	—	—

The deferral option provides that participants may defer up to 50 percent of their base salary and up to 100 percent of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. All of the salary and bonus deferrals are fully vested. Accounts are credited with hypothetical earnings, and/or debited with hypothetical losses, based on the performance of certain “Measurement Funds.” Account values are calculated as if the funds from deferrals and contributions had been converted into shares or other ownership units of selected Measurement Funds by purchasing (or selling, where relevant) such shares or units at the current purchase price of the relevant Measurement Fund at the time of the participant’s selection. The benefits are unsecured general obligations of the Company to the participants, and these obligations rank in parity with the Company’s other unsecured and unsubordinated indebtedness. To the extent that the Company’s obligations under the SRP exceed assets available under the trust, the Company may be required to seek additional funding sources to fund its liability under the SRP.

Generally, the SRP provides for distributions of any deferred amounts upon the earliest to occur of a participant’s death, disability, retirement or other termination of employment (Termination Event). However, for any deferrals of salary and bonus (but not Company contributions), participants would be entitled to designate a distribution date which is prior to a Termination Event. The SRP allows a participant to elect to receive distributions in installments or lump-sum payments.  Messrs. Hubbell and Palmer have never participated in the Company’s SRP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. There are no other agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment except as described below. Additional payments or benefits to a terminating executive officer would be at the discretion of the Human Capital Management and Compensation Committee.

In accordance with the terms of the defined benefit plan, the executive officers are not entitled to additional benefits at death or disability. The amounts payable at retirement are described in the Benefit Plans section on page 28. The executive officers can choose to receive the amounts accumulated in the SRP either as a lump-sum or in installments at retirement, death or disability. These amounts have been disclosed under the Nonqualified Deferred Compensation section on page 29. The table below reflects the incremental restricted shares and their values that would become vested as of December 31, 2021 using the closing market price of $12.50 per share for our Common Stock, as of that date, in the case of retirement, disability, death or change in control.

	Stock Awards
	Number of shares underlying	Unrealized value of
Name	unvested stock (#)	unvested stock ($)
Richard A. Hubbell
• Retirement	18,196	227,450
• Disability	26,421	330,263
• Death	68,900	861,250
• Change in control	68,900	861,250
Ben M. Palmer
• Retirement	—	—
• Disability	21,620	270,250
• Death	55,860	698,250
• Change in control	55,860	698,250

Accrued Pay and Regular Retirement Benefits

The amounts shown in the preceding table do not include the following since they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

●	Accrued salary and vacation pay; and
●	Distributions of plan balances under the 401(k) Plan.

Pension Benefit and Deferred Compensation

Retirement Income Plan benefits currently payable to the executive officers are disclosed under the Benefit Plans section on page 28. Upon termination, the executive officers will receive a distribution of the balance in their SRP account. These amounts are disclosed under the Nonqualified Deferred Compensation section on page 29.

Change in Control or Severance. The Company does not have any severance for its executive officers. However, upon the occurrence of a “Change in Control,” as determined by the Board of Directors, all unvested time-lapse restricted stock shall immediately vest.

Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (PEO). The Company’s PEO is Mr. Richard A. Hubbell. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization. The Company believes its compensation philosophy and process yield an equitable result.

Median Employee total annual compensation	$32,070
Mr. Richard A. Hubbell (PEO) total annual compensation	$1,254,878
Ratio of PEO to Median Employee Compensation	39.1:1

The Company identified the median employee as of December 31, 2020 and the compensation disclosed above represents the total annual compensation of the median employee for the year ended December 31, 2021. The Company does not have employees in foreign jurisdictions. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2021 (other than seasonal and temporary employees). The median employee’s compensation was selected from the annualized list. For simplicity, the value of the Company’s 401(k) Plan and medical benefits provided was excluded since the PEO does not participate in those plans. As of December 31, 2021, the Company employed 880 persons.

The pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratios reported by other companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Delinquent Section 16(a) Reports. Based on our review of the filed copies of such forms, we believe that during fiscal year ended December 31, 2021, all filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except that Mr. Patrick J. Gunning filed one late Form 3.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 1, 2022 by:

●	Each of our named executive officers;
●	Each of our directors and director nominees; and
●	All of our current executive officers, directors and director nominees as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Marine Products Corporation, 2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.

	Amount Beneficially		Percent of
Name and Address of Beneficial Owner	Owned(1)		Outstanding Shares
Named Executive Officers:
Richard A. Hubbell	1,192,542	(2)	3.5
Ben M. Palmer	361,658	(3)	1.1
Directors and Director Nominees:
Gary W. Rollins (4)	24,049,552	(5)	70.4
Timothy C. Rollins (4)	171,941	(6)	**
Pamela R. Rollins (4)	212,924	(7)	**
Jerry W. Nix	—		**
Patrick J. Gunning	2,000		**
Susan R. Bell	2,500		**
All Directors and Executive Officers as a group	25,896,619	(8)	75.8
(8 persons)

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.
(2)	Includes 49,050 shares of restricted stock awards for Company Common Stock.
(3)	Includes 39,505 shares of restricted stock awards for Company Common Stock.
(4)	Timothy C. Rollins and Pamela R. Rollins are siblings and nephew and niece of Gary W. Rollins.
(5)	Includes the following shares of Company Common Stock: (a) 3,116 shares of the Company Common Stock held in a charitable trust of which he is a co-trustee and as to which he shares voting and investment power; (b) 19,121,676 shares held by LOR, Inc., a Georgia corporation (Mr. Gary W. Rollins is an officer and director of LOR, Inc. and has a 50 percent voting interest in it); (c) 297,913 shares held by RFT Investment Company, LLC, a Georgia limited liability company (LOR, Inc. is the manager of RFT Investment Company, LLC); (d) 16,597 shares held by LOR Investment Company, LLC, a Georgia limited liability company (LOR Investment Company, LLC is member managed, and LOR, Inc. holds a majority of all voting interests in LOR Investment Company, LLC); (e) 343,479 shares held by Rollins Holding Company, Inc. a Georgia corporation (Mr. Gary W. Rollins is an officer and director of Rollins Holding Company, Inc., and has a 50 percent voting interest in it); (f) 1,065,476 shares held by RCTLOR,

LLC, a Georgia limited liability company (LOR, Inc. is the managing member of RCTLOR, LLC); (g) 156,838 shares held by RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc.; (h) 37,039 shares held by 1997 RRR Grandchildren’s Partnership, a Georgia general partnership, the partners of which are multiple trusts benefiting the grandchildren and more remote descendants of his deceased brother, Mr. R. Randall Rollins (Mr. Gary W. Rollins is a trustee of each such trust); (i) 327,258 shares held by WNEG Investments, L.P., a Georgia limited partnership (Mr. Gary Rollins is the sole member of the sole general partner of WNEG Investments, L.P.); (j) 219,149 shares held by revocable trust established by Mr. Gary W. Rollins, of which he is the sole trustee; (k) 609,793 shares held by two trusts (the “Rollins Family Trusts”) for the benefit of the children and/or more remote descendants of his deceased brother, Mr. R. Randall Rollins; and (l) 1,124,767 shares held by the R. Randall Rollins 2012 Trust (the trustee of each of the Rollins Family Trusts and the R. Randall Rollins 2012 Trust is a corporation over which Mr. Rollins has the ability to assert control). Also includes 4,505 shares of Company Common Stock held by his wife, as to which Mr. Rollins disclaims any beneficial interest Mr. Rollins is part of a control group holding Company securities, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
(6)	Includes 96,498 shares of Company Common Stock held in a charitable trust of which he is a co-trustee. Also includes 284 shares of Company Common Stock held by his wife, as to which Mr. Rollins disclaims any beneficial interest. Excludes 79 shares held by the R. Randall Rollins Voting Trust U/A dated August 25, 1994, as to which Mr. Rollins is a co-trustee.
(7)	Includes 96,498 shares of Company Common Stock held in a charitable trust of which she is a co-trustee. Excludes 79 shares held by the R. Randall Rollins Voting Trust U/A dated August 25, 1994, as to which Ms. Rollins is a co-trustee.
(8)	Shares held in trusts as to which more than one officer and/or director are co-trustees or entities in which there is common ownership have been included only once. Includes 88,555 shares of restricted stock awards for Company Common Stock awarded and issued to the executive officers pursuant to the Company’s SIP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective with the spin-off in 2001, RPC began providing certain administrative services to the Company. The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months’ notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges from RPC (or from corporations that are subsidiaries of RPC) for such services aggregated approximately $867,000 in 2021.

RPC and Marine Products own 50 percent each of a limited liability company called 255 RC, LLC that was created for the joint purchase and ownership of a corporate aircraft. Each of RPC and Marine Products is currently a party to an operating lease agreement with 255 RC, LLC for a period of five years. During 2021, Marine Products recorded certain net operating costs comprised of rent and an allocable share of fixed costs of approximately $160,000 for the corporate aircraft.

A group that includes the Company’s Non-Executive Chairman of the Board, Mr. Gary W. Rollins, and certain companies under his control, possesses in excess of fifty percent of the Company’s voting power. Please refer to the discussion above under the heading, Board of Directors and Corporate Governance. The group discussed above also controls in excess of fifty percent of RPC’s voting power.

Our Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions Policy provides that related party transactions, as defined in Regulation S-K, Item 404(a) must be reviewed, approved and/or ratified by our Nominating and Corporate Governance Committee. As set forth in our Code, our Nominating and Corporate Governance Committee has the responsibility to ensure that it only approve or ratify related party transactions that are in compliance with applicable law, consistent with the Company’s corporate governance policies (including those relative to conflicts of interest and usurpation of corporate opportunities) and on terms that are deemed to be fair to the Company. The Committee has the authority to hire legal, accounting, financial or other advisors as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging its duties. A copy of the Code is available on our website at www.marineproductscorp.com under the Governance section. All related party transactions for the fiscal year ended December 31, 2021 were reviewed, pre-approved and/or ratified by the Nominating and Corporate Governance Committee in accordance with the Code.

STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at the Company’s 2023 Annual Meeting of Stockholders must be received by the Company by November 15, 2022 in order to be included, pursuant to Rule 14a-8 promulgated under the Exchange Act, in the proxy statement and form of proxy relating to that meeting. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed more than 30 calendar days from April 26, 2023, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received. Stockholders desiring to present business at the 2023 Annual Meeting of Stockholders outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article Twenty-Seventh of the Bylaws must prepare a written notice regarding such proposal addressed to The Corporate Secretary, Marine Products Corporation, 2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329, and deliver to or mailed and received by no later than January 26, 2023 and no earlier than December 17, 2022. Stockholders should consult the Bylaws for other specific requirements related to such notice and proposed business.

With respect to stockholder nomination of directors, the Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: The Corporate Secretary, Marine Products Corporation, 2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329, and be received not less than 90 nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements specified in the Bylaws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Bylaws. Notices of nominations must be received by the Corporate Secretary of the Company no later than January 26, 2023 and no earlier than December 17, 2022, with respect to directors to be elected at the 2023 Annual Meeting of Stockholders.

EXPENSES OF SOLICITATION

Marine Products will bear the cost of soliciting proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to their beneficial stockholders of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services. The Company has retained Georgeson Shareholder Communications, Inc. to conduct a broker search and to send proxies by mail for an estimated fee of approximately $20,000 including shipping expenses.

ANNUAL REPORT

The Company’s Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, without exhibits, is being provided to stockholders with this Proxy Statement. The Annual Report is not considered proxy-soliciting material.

FORM 10-K

Upon the written request of any record or beneficial owner of the Company’s Common Stock whose proxy was solicited in connection with the 2022 Annual Meeting of Stockholders, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules (but without exhibits), for its fiscal year ended December 31, 2021. Requests for a copy of such Annual Report on Form 10-K should be addressed to Mr. Ben M. Palmer, Corporate Secretary, at Marine Products Corporation, 2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329.

OTHER MATTERS

Our Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. In as much as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting; and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Ben M. Palmer
Corporate Secretary

Atlanta, Georgia
March 15, 2022

EVERY VOTE IS IMPORTANT ADMISSION TICKET EASY VOTING OPTIONS: VOTE ON THE INTERNET Log on to: www.proxy-direct.com/geo-32585 or scan the QR code Follow the on-screen instructions available 24 hours will close at 11:59 p.m. Eastern Time, on April 25, 2022 VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours will close at 11:59 p.m. Eastern Time, on April 25, 2022 VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope VOTE IN PERSON Marine Products Corporation 2170 Piedmont Road, NE, Atlanta, GA 30324 April 26, 2022 12 noon (local time) Please detach at perforation before mailing. MARINE PRODUCTS CORPORATION PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARINE PRODUCTS CORPORATION. The undersigned hereby constitutes and appoints GARY W. ROLLINS and RICHARD A. HUBBELL, and each of them, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2022, at 12 noon (local time), at 2170 Piedmont Road, NE, Atlanta, GA 30324, or any adjournment of the meeting. The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 15, 2022, grants authority to said proxies, or either of them, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting and hereby ratifies and confirms all that said proxies or their substitutes may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as stated on the reverse side. This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” the election of the nominees named in Proposal 1 and “FOR” Proposal 2. The votes entitled to be cast by the Proxy holder will be cast at the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof. VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503 To change the address on your account, please check the box and indicate your new address in the address space below. Please note that changes to the registered name(s) on £ the account may not be submitted via this method. MPC_32585_030422 PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. xxxxxxxxxxxxxx code

EVERY VOTE IS IMPORTANT Important Notice Regarding the Availability of Proxy Materials for the MARINE PRODUCTS CORPORATION Annual Meeting of Stockholders to Be Held on April 26, 2022. The 2021 Annual Report and 2022 Proxy Statement are available at: https://www.proxy-direct.com/geo-32585 IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR CARD. PROXIES RECEIVED BY APRIL 25, 2022, WILL BE COUNTED. Please detach at perforation before mailing. TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE: A 1. Proposals THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 AND 2. To elect three Class III Nominees (term expiring 2025) to the Board of Directors: FOR ALL £ WITHHOLD ALL £ FOR ALL EXCEPT £ 01. Susan R. Bell 02. Pamela R. Rollins 03. Timothy C. Rollins INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the box “FOR ALL EXCEPT” and write the nominee’s number on the line provided below. FOR £ AGAINST ABSTAIN £ £ 2. To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting. YES £ NO £ Non-Voting Item I plan to attend the Annual Meeting B Authorized Signatures ─ This section must be completed for your vote to be counted. ─ Sign and Date Below Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Date (mm/dd/yyyy) ─ Please print date below Signature 1 ─ Please keep signature within the box Signature 2 ─ Please keep signature within the box xxxxxxxxxxxxxx MPC 32585 xxxxxxxx Scanner bar code // X